Exhibit 99.1

Verrica Pharmaceuticals Reports Third Quarter 2025 Financial Results

– Company reports $14.3 million in revenue in Q3’25, consisting of $3.6 million in YCANTH®

revenue and $10.7 million of license and collaboration revenue –

– Reports positive feedback from the FDA and alignment regarding the study design of a

Phase 3 program for VP-315 in basal cell carcinoma; Company presented new data on

VP-315 at the recent Society for Immunotherapy of Cancer conference –

– Received positive feedback from European Medicines Agency that supports a Marketing

Authorization Application filing for YCANTH for molluscum without need for additional Phase 3 studies –

– Received $10 million cash milestone payment for approval of YCANTH for molluscum in Japan –

– Conference call scheduled for Monday, November 17, 2025, at 8:30 am ET –

WEST CHESTER, PA – November 14, 2025 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing and selling medications for skin diseases requiring medical interventions, today announced financial results for the third quarter ended September 30, 2025.

“In the third quarter, Verrica achieved multiple commercial, corporate, scientific and regulatory milestones providing a strong foundation for future growth in YCANTH as well as significant upside potential from our late-stage clinical pipeline,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica. “Throughout the past year, while growing adoption of YCANTH for molluscum, we have also significantly advanced our late-stage clinical programs in two of the highest unmet needs in dermatology.”

Dr. Rieger continued, “For the nine months ending September 30, 2025, we dispensed 37,642 applicator units compared to 17,119 units in the prior year, representing a 120% increase. I commend our team for more than doubling dispensed units of YCANTH over this period while reducing operating expenses by nearly half. We also made three significant advances in our development pipeline over this same period. First, we have begun our global Phase 3 clinical program of YCANTH (VP-102) in common warts with our Japanese development partner, Torii Pharmaceutical, with targeted first patient enrolled in the United States this year. Verrica also helped support Torii in obtaining the approval of YCANTH for molluscum in Japan in September. Second, we recently received European regulatory feedback providing a pathway to registration for YCANTH for molluscum in Europe without the need for additional Phase 3 studies. Finally, we received clear and positive feedback from the FDA about the study design for a Phase 3 development program for our oncology asset, VP-315, for basal cell carcinoma, the most common form of skin cancer. Each of these development opportunities represent meaningful future growth potential for Verrica, and together we believe they compose one of the most advanced portfolios of late-stage product candidates in dermatology.”

“Recent interest in Verrica’s pipeline candidates at multiple scientific and business conferences has demonstrated the potential of our portfolio, enabling potential partnering and other non-dilutive financing discussions to help support further development and commercialization efforts for these late-stage programs. I couldn’t be more proud of our simultaneous achievement of these goals, and we are excited to see what’s ahead for Verrica into the end of 2025 and beyond,” concluded Dr. Rieger.

Conference Call and Webcast Information

The Company will host a conference call on Monday, November 17, 2025, at 8:30 am, to discuss its third quarter 2025 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-800-245-3047

International Dial-In Number: 1-203-518-9765

Conference ID: VERRICA

Participants can use Guest dial-in #s above and be answered by an operator.

Webcast:

https://viavid.webcasts.com/starthere.jsp?ei=1736699&tp_key=4cd2293ef2

The call will be broadcast live over the Web and can also be accessed on Verrica Pharmaceuticals’ website: www.verrica.com.

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Business Highlights and Recent Developments

YCANTH® (VP-102)

•

During the third quarter, YCANTH dispensed applicator units totaled 14,093, representing a sequential increase of 4.9% over the 13,434 dispensed applicator units of YCANTH for the second quarter of 2025.

•

During the third quarter, in partnership with the Company’s Japanese development partner, Torii Pharmaceutical Co. Ltd. (“Torii”), the Company initiated clinical startup activities for the global Phase 3 program in common warts and expects first patient enrollment in the United States by the end of 2025.

•

The Company expects to launch YCANTH Rx, a new non-dispensing pharmacy option, in the fourth quarter of 2025. YCANTH Rx is designed to give prescribers a single place to write all YCANTH prescriptions and assist with benefits investigation, processing any prior authorizations and enrollment in the Company’s copay assistance program. Prescriptions written to YCANTH Rx will then be routed to a dispensing pharmacy in the Company’s pharmacy network that is contracted with the patient’s insurance plan.

•	In addition, the Company’s total sales force rose to 45 sales representatives in October, and it plans to increase the size of the sales force to 50 in 2026.

•

On October 20, 2025, the Company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has provided positive feedback that supports the filing of a Marketing Authorization Application for Verrica’s product, YCANTH®, as a treatment for molluscum contagiosum (“molluscum”) in Europe. The Company sought and received positive written feedback from the CHMP to gain scientific advice on the development of YCANTH for the treatment of molluscum in adult and pediatric patients 2 years of age and older. Several key issues discussed in the feedback included alignment on:

•	The acceptability of the design of the previously-completed Phase 3 studies, including study duration, choice of primary and secondary endpoints and the choice of patient population;

•	The clinical safety data package to support MAA filing; and

•	The adequacy of nonclinical studies and published literature to support the MAA filing.

VP-315

•

On November 4, 2025, the Company presented new data on VP-315 from its Phase 2 trial in basal cell carcinoma (BCC) at the 40th Society for Immunotherapy of Cancer (SITC) Annual Meeting. The presentation revealed supportive immunologic mechanistic data that helps explain why VP-315 shrinks treated basal cell carcinomas in many patients (as evidenced by a 97% objective response rate and a 86% reduction in overall tumor size), but also a potential abscopal-like effect in non-treated lesions, which strongly suggests immune system engagement.

•

The FDA confirmed alignment with the Company’s plan for the Phase 3 program to encompass two placebo-controlled Phase 3 studies with approximately 100 subjects each and a primary endpoint of complete clearance as assessed at week 14. Based on the discussion with the FDA, the Company expects these studies will be adequate to support a New Drug Application (NDA) filing, with long-term follow-up studies to be conducted as post-approval commitments.

CORPORATE

•

On September 19, 2025, Verrica announced that its development partner, Torii, received approval from the Japanese Ministry of Health, Labour and Welfare for YCANTH® (TO-208) for the treatment of molluscum. The approval triggered a $10 million cash milestone payment, which Verrica received in September 2025.

•

On July 1, 2025, the Company announced a second amendment to its Collaboration and Licensing Agreement with Torii to initiate the global Phase 3 program of YCANTH® (TO-208) for the treatment of common warts.

•	Torii agreed to accelerate an $8 million milestone payment to Verrica for initiating the global Phase 3 program, which the Company received in July 2025.

•

Torii agreed to pay Verrica a $10 million milestone payment in cash for the Japanese approval of YCANTH (TO-208 in Japan) for molluscum. As noted above, Torii received approval for YCANTH in Japan in September 2025.

•

Torii will continue to split the costs of the global Phase 3 program with Verrica on a 50/50 basis and will fund the first $40 million of the trial costs, representing approximately 90% of the current trial budget. To repay its half of the trial costs, Verrica will offset amounts otherwise owed by Torii for future royalties, certain transfer price payments and remaining development milestones (not including the $8 million and $10 million milestone payments noted above).

•

Verrica will initiate a manufacturing transfer to Torii for YCANTH (TO-208) applicators to be sold in Japan, which is expected to take place in stages over the next several years. In the interim, Verrica will continue to receive from Torii a transfer price for applicators manufactured by Verrica’s manufacturing partners. After the transfer of at least one component of the manufacturing process, Verrica will begin receiving royalties related to net sales in Japan of applicators manufactured by Torii and/or its manufacturing partners in lieu of the transfer price for completed applicators.

Financial Results

Third Quarter 2025 Financial Results

•

Product revenue, net was $3.6 million for the three months ended September 30, 2025, compared to negative net product revenue of $1.9 million for the three months ended September 30, 2024, which included a provision for product returns of $1.7 million and no revenues from ex-factory sales. Product revenue, net, relates to the delivery of YCANTH to Verrica’s distribution partners.

•

License and collaboration revenue was $10.7 million for the three months ended September 30, 2025, compared to $0.1 million for the three months ended September 30, 2024. License and collaboration revenue for the three months ended September 30, 2025, consisted of $10 million of Torii milestone revenue as well as $0.7 million of collaboration revenue for supplies and development activity with Torii. Collaboration revenue for the three months ended September 30, 2024, consisted of supplies and development activity with Torii.

•	Costs of product revenue were $0.8 million for the quarter ended September 30, 2025, compared to $0.4 million for the quarter ended September 30, 2024.

•

Selling, general and administrative expenses were $9.4 million for the quarter ended September 30, 2025, compared to $16.1 million for the same period in 2024. Excluding the impact of stock-based compensation, the decrease of $5.6 million was primarily due to lower expenses related to commercial activities for YCANTH (VP-102), including decreases in compensation, benefits and travel due to reduced sales force of $3.5 million, decreased commercial costs of $1.2 million, and decreased marketing and sponsorship costs of $0.8 million.

•

Research and development expenses were $2.2 million for the quarter ended September 30, 2025, compared to $2.4 million for the same period in 2024. Excluding the impact of stock-based compensation, the increase of $0.1 million was in line with the prior year.

•	Interest income was $0.2 million for the quarters ended September 30, 2025 and 2024.

•

Interest expense was $2.1 million for the quarter ended September 30, 2025, and $2.4 million for the same period in 2024. Interest expense is related to borrowings under the Company’s credit agreement with OrbiMed. The decrease of $0.3 million was related to a lower principal balance.

•	For the quarter ended September 30, 2025, net loss was $0.3 million, or $0.03 per basic and diluted share, compared to a net loss of $22.9 million, or $4.88 per share, for the same period in 2024.

•

For the quarter ended September 30, 2025, non-GAAP net income was $1.2 million, or $0.13 per basic and diluted share, compared to a non-GAAP net loss of $20.2 million, or $4.31 per share, for the same period in 2024.

•	As of September 30, 2025, Verrica had $21.1 million in cash and cash equivalents.

Year-to-Date September 2025 Financial Results

•

Product revenue, net was $11.6 million for the nine months ended September 30, 2025, compared to $6.3 million for the nine months ended September 30, 2024. For the nine months ended September 30, 2025, product revenue, net was primarily related to an increase in deliveries of YCANTH to Verrica’s distribution partners.

•

License and collaboration revenue was $18.9 million for the nine months ended September 30, 2025, compared to $1.0 million for the nine months ended September 30, 2024. License and collaboration revenue for the nine months ended September 30, 2025, consisted of $18.0 million in milestone revenue from Torii as well as supplies and development activity. License and collaboration revenue for the nine months ended September 30, 2024, consisted of supplies and development activity with Torii.

•	Costs of product revenue were $1.5 million for the nine months ended September 30, 2025, compared to $1.3 million for the nine months ended September 30, 2024.

•

Selling, general and administrative expenses were $27.1 million in the nine months ended September 30, 2025, compared to $48.9 million for the same period in 2024. Excluding the impact of stock-based compensation, the decrease of $18.8 million was primarily due to lower expenses related to commercial activities for YCANTH (VP-102), including decreases in compensation, benefits and travel due to reduced sales force of $11.6 million, decreased marketing and sponsorship costs of $4.6 million, decreased commercial costs of $1.3 million, and decreased legal costs of $1.3 million.

•

Research and development expenses were $6.3 million in the nine months ended September 30, 2025, compared to $10.7 million for the same period in 2024. Excluding the impact of stock-based compensation, the decrease of $3.6 million was primarily related to decreased clinical trial costs for VP-315 of $2.7 million and decreased chemistry, manufacturing and controls costs of $0.8 million.

•

Interest income was $0.7 million for the nine months ended September 30, 2025, compared to $1.2 million for the same period in 2024. The decrease of $0.5 million was primarily due to a lower cash balance.

•

Interest expense was $6.4 million for the nine months ended September 30, 2025, and $7.1 million for the same period in 2024. Interest expense is related to borrowings under the OrbiMed Credit Agreement. The decrease of $0.6 million was related to a lower principal balance.

•	For the nine months ended September 30, 2025, net loss was $9.8 million, or $1.03 per share, compared to a net loss of $60.4 million, or $12.96 per share, for the same period in 2024.

•

For the nine months ended September 30, 2025, non-GAAP net loss was $4.2 million, or $0.44 per share, compared to a non-GAAP net loss of $52.4 million, or $11.24 per share, for the same period in 2024.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH is the first and only healthcare professional-administered product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH was a safe and effective therapeutic for the treatment of molluscum. Approximately 250 million lives are eligible to receive YCANTH covered by insurance. Commercially insured patients pay just $25 per YCANTH treatment visit, for up to two applicators. Other uninsured patients may be eligible to receive YCANTH at a reduced cost if certain eligibility requirements are met for patient assistance. Please visit YCANTHPro.com for additional information.

About VP- 315

VP-315 is a potential first-in-class oncolytic chemotherapeutic peptide immunotherapy administered directly into a tumor to induce immunogenic cell death and thereby unleashing a broad spectrum of tumor antigens for T cell responses, which may offer a non-surgical option for patients suffering from skin cancer. The technology is based on pioneering research in “host defense peptides” – nature’s first line of defense towards foreign pathogens. Verrica holds an exclusive worldwide license to develop and commercialize VP-315 for certain dermatologic oncology indications, including non-metastatic melanoma and non-metastatic merkel cell carcinoma, and intends to focus initially on basal cell and squamous cell carcinomas as the lead indications for development. VP-315 has demonstrated positive tumor-specific immune cell responses in multi-indication Phase 1/2 oncology trials.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only healthcare professional-administered treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (ruxotemitide, formerly LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

About Dispensed Applicator Units

Dispensed applicator units represent applicators (a) shipped to healthcare professionals from Verrica’s contracted pharmacy partners for fulfillment, (b) sold by Verrica’s distribution partners to independent and regional pharmacies, and (c) sold to physician offices, hospitals and other clinics on a buy and bill basis.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about the Company’s future commercial growth for YCANTH, future upside from its late-stage clinical pipeline, timing of patient enrollment in the global Phase 3 program in common warts, the launch of YCANTH Rx in the fourth quarter of 2025, the timing of the manufacturing transfer to Torii, sales force increases, development and regulatory plans for YCANTH in Europe or other international markets, the clinical development of YCANTH for additional indications, potential partnering and non-dilutive financing transactions, and the benefits of Verrica’s product candidates, including YCANTH. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,
	2025	2024
Product revenue, net	$3,607	$(1,865)
Collaboration revenue	10,737	84

Total revenue	14,344	(1,781)

Operating expenses:
Cost of product revenue	754	351
Cost of collaboration revenue	355	84
Selling, general and admin.	9,403	16,083
Research and development	2,205	2,405

Total operating expenses	12,717	18,923

Income (loss) from operations	1,627	(20,704)
Interest income	159	221
Interest expense	(2,094)	(2,376)
Change in fair value of derivative liability	34	—
Other expense	—	(1)

Net loss	$(274)	$(22,860)

Net loss per share, basic and diluted	$(0.03)	$(4.88)

Weighted-average common shares outstanding, basic and diluted	9,490,083	4,680,543

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Nine Months Ended September 30,
	2025	2024
Product revenue, net	$11,563	$6,259
Collaboration revenue	18,922	963

Total revenue	30,485	7,222

Operating expenses:
Cost of product revenue	1,517	1,257
Cost of collaboration revenue	523	858
Selling, general and admin.	27,103	48,944
Research and development	6,335	10,672

Total operating expenses	35,478	61,731

Loss from operations	(4,993)	(54,509)
Interest income	724	1,212
Interest expense	(6,428)	(7,063)
Change in fair value of derivative liability	886	—
Other expense	(1)	(17)

Net loss	$(9,812)	$(60,377)

Net loss per share	$(1.03)	$(12.96)

Weighted-average common shares outstanding	9,489,173	4,659,788

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$21,097	$46,329
Accts rec., prepaid expenses and inventory	15,178	4,850

Total current assets	36,275	51,179
PP&E, deferred R&D asset, other	4,621	2,955

Total assets	$40,896	$54,134

Total liabilities	$57,936	$63,994
Total stockholders’ deficit	(17,040)	(9,860)

Total liabilities and stockholders’ deficit	$40,896	$54,134

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30, 2025
	Income from operations	Net income (loss)	Net income (loss) per share (basic and diluted)
GAAP	$1,627	$(274)	$(0.03)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	431	431
Stock-based compensation – Research and development (a)	287	287
Derivative liability change in value	—	34
Non-cash interest expense (b)	—	716

Adjusted	$2,345	$1,194	$0.13

	Three Months Ended September 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(20,074)	$(22,860)	$(4.88)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	1,503	1,503
Stock-based compensation – Research & development (a)	605	605
Non-cash interest expense (b)	—	572

Adjusted	$(18,596)	$(20,180)	$(4.31)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded because Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except per share data)

	Nine Months Ended September 30, 2025
	Loss from operations	Net loss	Net loss per share
GAAP	$(4,993)	$(9,812)	$(1.03)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	1,804	1,804
Stock-based compensation – Research and development (a)	828	828
Derivative liability change in value	—	886
Non-cash interest expense (b)	—	2,075

Adjusted	$(2,361)	$(4,219)	$(0.44)

	Nine Months Ended September 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(54,509)	$(60,377)	$(12.96)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	4,840	4,840
Stock-based compensation – Research & development (a)	1,568	1,568
Non-cash interest expense (b)	—	1,571

Adjusted	$(48,101)	$(52,398)	$(11.24)

(c)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(d)

The effects of non-cash interest charges are excluded because Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com